Exhibit 99.2

Amplify Energy Corp.
Management Incentive Plan

Stock Option Award Agreement

This Stock Option Award Agreement (this “Agreement”) is made by and between Amplify Energy Corp., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [___]1, 2017 (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Amplify Energy Corp. Management Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant to the Participant of Stock Options to purchase shares of Common Stock on the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Stock Options. The Company has granted to the Participant, effective as of the Date of Grant, the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of [●][2] shares of Common Stock, subject to adjustment as set forth in the Plan (the “Options”). The Options are intended to be Nonqualified Stock Options.

2.	Exercise Price. The exercise price of each Option is $[●] per share of Common Stock, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Vesting of Options.

(a)	General. Except as otherwise provided in this Section 3, the Options shall vest according to the following schedule, subject to the Participant’s continued Service through each applicable vesting date:

1 Date of Grant is the Effective Date.

2 50% of the Participant’s Emergence Awards.

Vesting Date	Cumulative Vested Percentage

First anniversary of Date of Grant	33 1/3%
Second anniversary of Date of Grant	66 2/3%
Third anniversary of Date of Grant	100%

(b)	Termination without Cause; Resignation for Good Reason; Disability; Death. If the Participant’s Service is terminated by the Company without Cause, or due to death or Disability, or the Participant resigns his or her Service for Good Reason, any portion of the then unvested Options that would have vested in accordance with Section 3(a) above had the Participant continued his or her Service during the 12 months following such termination or resignation shall vest on such termination or resignation date.

For purposes of this Agreement, “Good Reason” shall mean (i) a reduction in the Participant’s base compensation (base salary and target bonus) in effect immediately prior to such reduction, (ii) a required relocation of more than fifty (50) miles from the Participant’s principal office with the Company, its affiliates or its successor; or (iii) a material diminution in the Participant’s title, authority or duties.

(c)	Change of Control. If the Participant’s Service is terminated by the Company without Cause or the Participant resigns his or her Service for Good Reason, in each case, following a Change of Control, all unvested Options shall fully vest as of such termination or resignation date.

4.	Forfeiture; Expiration.

(a)	Termination of Service. Any unvested Options will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason (other than as set forth in Section 3(b) and (c) above). In the event the Participant’s Service is terminated for Cause, all vested Options will also be forfeited immediately, automatically and without consideration upon such termination for Cause as provided in Section 13.2 of the Plan.

(b)	Expiration. Any unexercised Options will expire on the sixth (6th) anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in Section 5 of this Agreement or Section 6 of the Plan.

5.	Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested Options at any time prior to the earliest to occur of:

(a)	the Expiration Date;

(b)	the date that is twelve (12) months following termination of the Participant’s Service due to death or Disability; or

(c)	the date that is ninety (90) days following termination of the Participant’s Service other than for death, Disability or Cause.

For clarity, in the event the Participant’s Service is terminated for Cause, the Options (whether vested or unvested) will be forfeited in their entirety in accordance with Section 4(a), and the Participant will not be entitled to exercise any portion of the Options.

6.	Exercise of Options

(a)	Notice of Exercise. Subject to Sections 4 and 5, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested Options (covering whole shares of Common Stock) by delivering to the Company a written notice of exercise in the form attached as Exhibit A or any other form that the Committee may permit (such notice, a “Notice of Exercise”). The Notice of Exercise will be executed by the person exercising the Options. In the event that the Options are being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Options. The Participant or the Participant’s representative will deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 7 for the full amount of the Purchase Price (as defined below) and applicable withholding taxes as provided below.

(b)	Issuance of Shares of Common Stock. After all requirements with respect to the exercise of the Options have been satisfied, the Committee will cause the shares of Common Stock as to which the Options have been exercised to be issued (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Options (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the shares of Common Stock or any mistakes or errors in the issuance of the shares of Common Stock.

(c)	Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any shares of Common Stock deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”); provided further, that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Purchase Price is permitted to be paid under Section 7.

7.	Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of shares of Common Stock with respect to which Options are being exercised.

All or part of the Purchase Price and any Withheld Taxes, as permitted by the Committee, may be paid as follows:

(a)	Cash or Check. In cash or by bank certified check.

(b)	Brokered Cashless Exercise. To the extent permitted by applicable law, from the proceeds of a sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates. In that case, the Participant will execute a Notice of Exercise and provide the Company’s third-party Plan administrator with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the Purchase Price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(c)	Net Exercise. By reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Options by the number of shares of Common Stock having an aggregate Fair Market Value equal to the amount of the Purchase Price and/or Withheld Taxes, as applicable.

(d)	Surrender of Stock. In each instance, by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees in writing to accept such shares of Common Stock subject to such restriction or limitation. Such shares of Common Stock will be surrendered to the Company in good form for transfer and will be valued in accordance with the Plan at their Fair Market Value on the date of the applicable exercise of the Options, or to the extent applicable, on the date the Withheld Taxes are to be determined. The Participant will not surrender, or attest to the ownership of, shares of Common Stock in payment of the Purchase Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Options for financial reporting purposes that otherwise would not have been recognized.

8.	Adjustment to Options. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Options may be adjusted in accordance with Section 4.4 of the Plan.

9.	Put Rights

(a)	Put Right. In the event that the Common Stock is not traded on any national securities exchange (which for the avoidance of doubt, does not include an “over-the-counter” system or network) at the time the Options are exercised, subject to any applicable restrictions under the RBL Credit Facility, the Participant shall have the right, upon the Participant’s termination of employment without Cause, or due to his or her death or Disability, or upon a resignation of employment for Good Reason (the “Put Right”), to require the Company or its designee to purchase shares of Common Stock underlying vested Options granted pursuant to this Agreement or shares of Common Stock acquired upon the exercise of Options granted pursuant to this Agreement. In addition, subject to any applicable restrictions under the RBL Credit Facility, the Committee may grant the Participant a Put Right in other circumstances as it may determine in consultation with the Company’s Chief Executive Officer. The Put Right shall be exercisable by the Participant only by delivering an irrevocable and unconditional notice to the Company in the form attached as Exhibit B (a “Put Notice”). For purposes of this Agreement, “RBL Credit Facility” shall have the meaning set forth in the Plan of Reorganization, as may be amended or amended and restated from time to time, and shall include any future RBL Credit Facility that the Company may be party to.

(b)	Calculation of Purchase Price for Put Securities. The purchase price per share for the shares of Common Stock subject to a Put Right shall be an amount in cash equal to the Fair Market Value of such shares as of the date the Put Notice is given (which amount, in the case of shares underlying vested Options, shall be reduced by the applicable Purchase Price and Withheld Taxes). The Company shall determine the Fair Market Value of the shares as soon as practicable after the date such Put Notice is given (but in no event later than 30 calendar days thereafter) and shall notify the Participant in writing as soon as reasonably practicable when such Fair Market Value is determined.

(c)	Purchase Closing. The completion of any transaction of purchase and sale contemplated pursuant to Section 6 (a “Repurchase/Put Transaction”) will take place on the Repurchase/Put Closing Date subject to and in accordance with this Section 6(c). “Repurchase/Put Closing Date” means (i) the later of (A) 45 calendar days after the delivery of the applicable Put Notice and (B) 20 calendar days after the purchase price for the applicable Shares is finally determined by the Company in accordance with this Agreement and the Plan, or (ii) such earlier or later date as the parties to the Repurchase/Put Transaction agree in writing; provided, however, that if all filings, notices and authorizations necessary to complete the Repurchase/Put Transaction have not been made, given or obtained by such date, then the Repurchase/Put Closing Date may be extended by the Company for up to 45 calendar days in order to make, give or obtain such necessary filings, notices and authorizations. Notwithstanding anything else contained herein, the acceptance of the aggregate purchase price for such shares subject to a Put Right pursuant to this Section 6(c) shall be deemed a representation and warranty by the Participant that: (1) the Participant has full right, title and interest in and to such shares; (2) the Participant has all necessary power and authority and has taken all necessary action to sell such shares as contemplated; (3) such shares are free and clear of any and all liens or encumbrances; and (4) there is no adverse claim with respect to such shares.

10.	[Restrictive Covenants. In consideration of the Options granted pursuant to this Agreement, on or promptly following the date hereof, the Participant shall execute the Company’s standard restrictive covenant agreement (the “Restrictive Covenant Agreement”) containing restrictions relating to confidentiality, non-solicitation of employees, consultants and customers, and non-competition.][3]

11.	Miscellaneous Provisions

(a)	Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

(b)	Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock subject to the Options until the Participant or the Participant’s representative becomes entitled to receive those Shares by (i) executing a Notice of Exercise, (ii) paying the Purchase Price and Withheld Taxes as provided in this Agreement, and the Company actually receiving those amounts, (iii) the Company issuing those shares of Common Stock and entering the name of the Participant in the register of shareholders of the Company as the registered holder of those shares of Common Stock and (iv) satisfying any other conditions as the Committee reasonably requires.

(c)	Transfer Restrictions. The shares of Common Stock purchased by exercise of the Options will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

3 For participants with change of control agreements.

(d)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause or Good Reason.

(e)	Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement, including the MIP Term Sheet.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(l)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 11(e).

(n)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan, this Agreement [and the Restrictive Covenant Agreement][4]. The Participant has read and understands the terms and provisions of the Plan, this Agreement and the Restrictive Covenant Agreement, and accepts the Options subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

4 For participants with change of control agreements.

IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the dates set forth below.

PARTICIPANT	AMPLIFY ENERGY CORP.

Name:	By:
Date:	Title:
Date:

[Signature Page – Stock Option Award Agreement]

EXHIBIT A

NOTICE OF EXERCISE

Amplify Energy Corp.

[ADDRESS]
[ADDRESS]
Attention: [_____]

Date of Exercise: _________________

Ladies & Gentlemen:

1.       Exercise of Options. This constitutes notice to Amplify Energy Corp. (the “Company”) that, pursuant to my Amplify Energy Corp. Management Incentive Plan Stock Option Award Agreement, dated [_____], 2017 (the “Award Agreement”), I elect to purchase the number of shares of Common Stock set forth below for the price set forth below. Capitalized terms used and not otherwise defined in this notice will have the meanings ascribed to those terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Options exercised by this notice and have full power and authority to exercise the Options.

Number of shares of Common Stock as to which the Options are exercised (“Optioned Shares”):

Date of Grant:

Total Purchase Price for Optioned Shares:

Total Purchase Price for Withheld Taxes (if applicable):

2.       Delivery of Payment. With this notice, I hereby deliver to the Company the Purchase Price of the Optioned Shares and/or the Withheld Taxes, as applicable, due in connection with the exercise of the Options, subject to satisfaction of any and all other withholding taxes, in a manner consistent with the Award Agreement and the Plan.

3.       Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that, until the issuance of the portion of the Optioned Shares (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Optioned Shares, notwithstanding the exercise of the Options. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

4.       Interpretation. Any dispute regarding the interpretation of this notice will be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee will be final and binding on all parties.

5.       Entire Agreement. The Plan and the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference and, together with this notice, constitute the entire agreement of the parties with respect to the subject matter of this notice.

Very truly yours,

Signature:

Name:

Address:

Social Security Number:

[Notice of Exercise for Stock Option Award Agreement]

EXHIBIT B

TO: AMPLIFY ENERGY CORP.

The undersigned, [Participant], is exercising his or her Put Right pursuant to Section 9 of the Stock Option Award Agreement to which this Exhibit B is attached (the “Agreement”). The undersigned acknowledges that this Put Notice is irrevocable and binding upon the undersigned and that any resulting Repurchase/Put Transaction will take place on and subject to the terms of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Date:__________________, _________

[PARTICIPANT]

By:
Name:
Title:
Address:

 [Put Notice for Stock Option Award Agreement]